[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Exhibit 10.2

SECOND AMENDMENT TO

LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of November 7, 2019, by and between OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 133 North Fairfax Street, Alexandria, Virginia 22314 (“Oxford”), as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 of the Loan Agreement (as defined below) or otherwise party thereto from time to time (each a “Lender” and collectively, the “Lenders”) including Oxford in its capacity as a Lender and SILICON VALLEY BANK, a California corporation with an office located at 3003 Tasman Drive, Santa Clara, CA 95054 (“Bank” or “SVB”) (each a “Lender” and collectively, the “Lenders”), and CYTOKINETICS, INCORPORATED, a Delaware corporation with offices located at 280 East Grand Avenue, South San Francisco, CA 94080 (“Borrower”).

RECITALS

A. Collateral Agent, Lenders and Borrower have entered into that certain Loan and Security Agreement dated as of May 17, 2019 (as amended by the First Amendment to Loan and Security Agreement, dated as of November 6, 2019 and as may be further amended from time to time, the “Loan Agreement”).

B. Lenders have extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Collateral Agent and Lenders (i) modify the definition of “Permitted Convertible Indebtedness” and (ii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D. Collateral Agent and Lenders have agreed to amend certain provisions of the Loan Agreement, but only to the extent, and subject to the terms and conditions and in reliance upon the representations and warranties, set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 6.14 (Minimum Market Capitalization). Section 6.14 is hereby amended and restated in its entirety to read as follows:

“6.14 Minimum Market Capitalization or Cash at SVB. At all times prior to Borrower’s achievement of the Interest-Only Extension II Milestone, either (i) Borrower’s market capitalization, as of the close of the regular trading session for the Borrower’s common stock, shall be at least Five Hundred Fifty Million Dollars ($550,000,000.00) (the “Market Cap Threshold”); or (ii) Borrower shall maintain unrestricted cash and/or Cash Equivalents in accounts at SVB, covered by a control agreement in favor of Collateral Agent, in an amount equal to or greater than Fifty-Six Million Two Hundred Fifty Thousand Dollars ($56,250,000.00).”

2.2 Section 13.1 (Definitions). The following term and its respective definition hereby is amended and restated in their entirety, in Section 13.1 of the Loan Agreement as follows:

“Permitted Convertible Indebtedness” means convertible unsecured notes issued by the Borrower, that are convertible into a fixed number of shares (subject to customary anti-dilution adjustments, “make-whole” increases and the other customary changes thereto) of common stock of the Borrower, cash or any combination thereof and cash in lieu of fractional shares of common stock of the Borrower; provided that the Indebtedness thereunder must satisfy each of the following conditions (and any agreements providing for such Indebtedness may only be amended, restated, supplemented or modified from time to time if each of the following conditions (i), (ii) and (iv) through (vii) remains satisfied): (i) both immediately prior to and after giving effect (including pro forma effect) thereto, no Default or Event of Default shall exist or result therefrom, (ii) such Indebtedness has a stated maturity that is after the date that is six (6) months after the Maturity Date and prior to that date, does not provide for or require any payments of principal or any other payments with the exception of semi-annual interest payments, obligations to settle conversions, redemption rights (which, for the avoidance of doubt, will be subject to Section 7.13) and customary obligations to offer to repurchase the notes upon the occurrence of a “fundamental change”, (iii) either (x) Borrower’s market capitalization, as of the close of the regular trading session for the Borrower’s common stock on the date of the pricing of such Indebtedness, is not less than Five Hundred Fifty Million Dollars ($550,000,000.00), or (y) Borrower, on the date of the pricing of such Indebtedness, maintains unrestricted cash and/or Cash Equivalents in accounts at SVB, covered by a control agreement in favor of Collateral Agent, in an amount equal to or greater than Fifty-Six Million Two Hundred Fifty Thousand Dollars ($56,250,000.00), (iv) such Indebtedness is in an aggregate principal amount of not more than [ * ], (v) such Indebtedness shall be unsecured at all times, (vi) such Indebtedness shall not bear an interest rate of more than five percent (5.00%) per annum and the terms, conditions and covenants of such Indebtedness must be customary for convertible Indebtedness as of such time, and (vii) such Indebtedness is not guaranteed by any Subsidiary of the Borrower unless the Obligations are guaranteed by such Subsidiary.

3. Limitation of Amendment.

3.1 The amendments set forth in Section 2 are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Collateral Agent or any Lender may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

4.3 The organizational documents of Borrower delivered to Collateral Agent and Lenders on the Effective Date, or subsequent thereto, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Effectiveness. This Amendment shall be deemed effective upon the due execution and delivery to Collateral Agent and Lenders of (i) this Amendment by each party hereto, and (ii) the earlier of (A) entry by Borrower into a purchase or underwriting agreement relating to an offering of Permitted Convertible Indebtedness, and (B) Borrower’s issuance of Permitted Convertible Indebtedness.

7. Condition Subsequent. As a condition subsequent to this Amendment, Borrower agrees to promptly pay all of Lenders’ Expenses incurred in connection with this Amendment and that Collateral Agent and each Lender may debit (or ACH) any deposit accounts, maintained by Borrower or any Loan Party, including the Designated Deposit Account for such Lenders’ Expenses in accordance with Section 2.3(d) of the Loan Agreement.

[Balance of Page Intentionally Left Blank]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

COLLATERAL AGENT AND LENDER:

OXFORD FINANCE LLC

By:	/s/ Colette H. Featherly

Name:	Colette H. Featherly
Title:	Senior Vice President

LENDER:

SILICON VALLEY BANK

By:	/s/ Kale Frank

Name:	Kale Frank
Title:	Vice President

BORROWER:

CYTOKINETICS, INCORPORATED

By:	/s/ Ching Jaw

Name:	Ching Jaw
Title:	CFO

[Signature Page to Second Amendment to Loan and Security Agreement]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.